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                                                                     EXHIBIT 5.1

       [LETTERHEAD OF GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP]


                               December 18, 2000

Datalink.net, Inc.
1735 Technology Drive, Suite 790
San Jose, CA 95110

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 to be filed by Datalink.net, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 249,998 shares of the Company's Common Stock, par value $.01 per share (the "Shares").

     As your counsel, we are familiar with the proceedings taken in connection with the authorization, issuance and delivery of the Shares, and we have examined such matters of fact and law as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, we are of the opinion that the Shares are legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus that is a part thereof.

                            Respectfully submitted,

                            /s/ Greenberg Glusker Fields Claman & Machtinger LLP

                            GREENBERG GLUSKER FIELDS
                            CLAMAN & MACHTINGER LLP